Exhibit 15.1

LETTER ON UNAUDITED INTERIM FINANCIAL INFORMATION

Wuhan General Group (China), Inc.

We have made a review, in accordance with the standards of the Public Company Accounting Oversight Board (United States of America), of the unaudited financial information of Wuhan General Group (China), Inc. as of March 31, 2007 and 2006, and the related statements of income, stockholders' equity, and cash flows for the three-month periods then ended.

We are aware that our report referred to above is included in Wuhan General Group (China), Inc.'s Amendment No. 1 of the Form SB-2 Registration Statement dated July 9, 2007.

We are also aware that the aforementioned report, pursuant to Rule 436 under the Securities Act of 1933, is not considered a part of the Form SB-2 Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Samuel H. Wong & Co., LLP

South San Francisco, California	Samuel H. Wong & Co., LLP
June 2, 2007	Certified Public Accountants

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